EXHIBIT 4.3

THE ACTIVE NETWORK, INC.

AMENDMENT NO. 1 TO THE TENTH AMENDED AND RESTATED INVESTORS’

RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 TO THE TENTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Amendment”), dated as of April 25, 2011, is made and entered into by and between The Active Network, Inc., a Delaware corporation (the “Company”), and the Shareholders and Warrant holders listed on Schedules A and B of the Agreement (as defined below) (collectively, the “Investors”). Capitalized terms not otherwise defined in this Amendment shall have the meaning ascribed to such terms in the Agreement.

RECITALS

WHEREAS, the Company and the Investors are parties to that certain Tenth Amended and Restated Investors’ Rights Agreement, dated as of August 22, 2008 (the “Agreement”).

WHEREAS, pursuant to Sections 2.01 and 2.02 of the Agreement, the Company covenants to (i) furnish certain Holders with basic financial information of the Company, and (ii) grant inspection rights to the Holders of any of the Company’s properties.

WHEREAS, the Company has filed a Registration Statement on Form S-1 (File No. 333-172254) with the United States Securities and Exchange Commission in connection with a proposed initial public offering (the “Offering”) of the Company’s common stock on the New York Stock Exchange.

WHEREAS, the Board of Directors of the Company has determined that, in connection with the proposed Offering and pursuant to Section 3.04 of the Agreement, it is necessary and desirable to amend the Agreement to terminate the rights of the Investors set forth under Sections 2.01 and 2.02 of the Agreement.

WHEREAS, the Agreement may be amended by the Company and the Shareholders (as defined in the Agreement) holding at least 50% of the Registrable Securities (as defined in the Agreement).

AMENDMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Amendment to Agreement. Section 2.01 “Basic Financial Information” and Section 2.02 “Inspection Rights” of the Agreement are hereby amended and restated as follows:

“Section 2.01 [Reserved]”

“Section 2.02 [Reserved]”

2. Interpretation. The term “Agreement” as used in the Agreement shall be deemed to refer to the Agreement as amended hereby.

3. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable,

the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

4. Waiver of Notice. The Investors and the Company hereby waive any notice requirement under the Agreement pertaining to the matters covered by this Amendment.

5. Effectiveness. This Amendment shall be deemed effective as of the date first written above. Except as expressly amended herein, all other terms and conditions of the Agreement shall remain in full force and effect.

6. Governing Law. This Amendment shall be deemed a contract made under the laws of the State of California, and for all purposes of this Amendment shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.

7. Counterparts. This Amendment may be executed in any number of counterparts (including by facsimile transmission), each of which shall be an original and all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first written above.

THE COMPANY:	THE ACTIVE NETWORK, INC.

	By:	/s/ Dave Alberga
David Alberga
Chief Executive Officer

[COMPANY SIGNATURE PAGE TO AMENDMENT NO. 1 TO THE TENTH AMENDED

AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

SCHEDULE A

ABS Investors L.L.C.

ABS Ventures IX L.P.

ABS Ventures VI L.L.C.

Austin Ventures VI Affiliates Fund, L.P.

Austin Ventures VI, L.P.

Canaan Equity II Entrepreneurs L.L.C.

Canaan Equity II L.P.

Canaan Equity II L.P. (QP)

Canaan Equity III Entrepreneurs L.L.C.

Canaan Equity III L.P.

Canaan VII L.P.

Charles River IX-B LLC

Charles River IX-C LLC

Charles River Partnership IX

Charles River Partnership IX-A

Comdisco Ventures Fund B, LLC

David A. Sherman Living Trust

Dodi Ventures, LLC

Ehrlichman, Matthew

Ehrlichman, Matthew Holdings LLC

Elicia Acquisition Corp.

Enterprise Partners Annex Fund IV, L.P.

Enterprise Partners Annex Fund IV-A, L.P.

Enterprise Partners IV Associates, L.P.

Enterprise Partners IV, L.P.

ESPN Online Investments, Inc.

Green, Stephen L.

Greenfield Technology Ventures, LLC

Griffin, John

Growth Partners

Interactive Minds Partners, LP

Interactive Minds Ventures II LP

Interactive Minds Ventures IIQ LP

Itoku, Kendall A.

Jefferies Investors XI LLC

JP Morgan Chase Bank, N.A., as trustee for First

Plaza Group Trust, solely for the benefit of pool

PMI-127

JP Morgan Chase Bank, N.A., as trustee for First

Plaza Group Trust, solely for the benefit of pool

PMI-128

JP Morgan Chase Bank, N.A., as trustee for First

Plaza Group Trust, solely for the benefit of pool

PMI-129

JP Morgan Chase Bank, N.A., as trustee for First

Plaza Group Trust, solely for the benefit of pool

PMI-130

KB Partners Venture Fund I, L.P.

Kettle Partners L.P.

Kettle Partners Limited Partnership II

King, Kermit

Kirtley, John

Kyle, Scott

Lack, Jeffrey Stuart

LeagueLink Investors, L.L.C.

Leck, Jeffrey

LMIA Coinvestment LLC

New World Venture Investors I, L.P.

North Bridge Venture Partners V-A, L.P.

North Bridge Venture Partners V-B, L.P.

NW Equity Investors, L.L.C.

Outlook Ventures III, LP

Outlook Ventures II-P, LP

Performance Direct Investments II, L.P.

PM&S Venture Fund II LLC

Rabushka, Lindsey S.

Rocket Ventures II, LP

Rocket Ventures PVSC I, LLC

Roland, Sheryl

Starwave Corporation

Stevens, Ross

Tao Venture Partners, LLC